Exhibit 99.1

LAPOLLA TO SUBMIT COMPLIANCE PLAN TO AMEX

HOUSTON, TX—(MARKET WIRE)—Apr 24, 2007—LaPolla Industries, Inc. ("LaPolla" or the “Company”) (AMEX: LPA - News), today announced that it received notice from the American Stock Exchange (Exchange) that after review of the Company’s Form 10-K for the fiscal year ended December 31, 2006, the Company does not meet certain of the Exchange’s continued listing standards. The notice requires LaPolla to submit a plan by May 21, 2007, advising the Exchange of the action it has taken, or will take, to bring the Company into compliance with the continued listing standards identified below within a maximum of 6 months (“Compliance Plan”).

Michael T. Adams, CGO of LaPolla, stated “It’s unfortunate that the Exchange was required to provide us with this notification. The Company values its relationship with the Exchange and as a matter of ordinary course strives to exceed its continued listing requirements for the benefit of stockholders. The Company will file the required Compliance Plan within the timeframe specified by the Exchange,” concluded Mr. Adams.

Specifically, the notice provides that the Company is not in compliance with Section 1003(a)(iii) of the Exchange’s Company Guide because its shareholders’ equity is less than $6 Million and it has losses from continuing operations and/or net losses in its five most recent fiscal years. If the Compliance Plan is accepted by the Exchange, the Company has been advised that it may be able to continue its listing during the Compliance Plan Period of up to 6 months, during which time it will be subject to periodic review to determine whether it is making progress consistent with its Compliance Plan. If the Company is not in compliance with the continued listing standards at the conclusion of the 6 month Compliance Plan Period, or does not make progress consistent with the Compliance Plan during the Compliance Plan Period, the Exchange staff will initiate delisting proceedings as appropriate. If the Exchange initiates delisting procedures, depending on the circumstances, the Company may decide to appeal the ruling. Depending on the outcome of the appeal or otherwise, the Company will pursue having its common stock quoted on the OTC Bulletin Board (OTCBB).

About LaPolla Industries, Inc.

LaPolla Industries, Inc. is a national manufacturer and distributor focused on several basic segments: Coatings, Foam, Paints, Sealants, Adhesives, Equipment, and All Other. Within these business segments, LaPolla has invested resources in a variety of products targeting commercial and industrial and residential applications in the roofing, construction and paint industries.

Company Contacts:
Douglas J. Kramer, CEO
John A. Campbell, CFO
Michael T. Adams, CGO
(281) 219-4700 (t)
(281) 219-4701 (f)